Exhibit 5

                        Venable, Baetjer and Howard, LLP
                          Two Hopkins Plaza, Suite 1800
                         Baltimore, Maryland 21201-2978


                      February 4, 2000


Monarch Services, Inc.
4517 Harford Road
Baltimore, Maryland  21214

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

            We have acted as counsel for Monarch Services, Inc. (the "Corporation") in connection with a registration statement on Form S-8 of the Corporation to be filed with the Securities and Exchange Commission (the "Registration Statement"), pertaining to the registration of 300,000 shares of common stock (par value $.25 per share) of the Corporation (the "Shares") for issuance and sale pursuant to the Corporation's Omnibus Stock Plan (the "Plan").

           As counsel for the Corporation, we are familiar with its Certificate of Incorporation and Bylaws. We have examined the prospectus included in its Registration Statement substantially in the form in which it is to become effective and the Plan. We have further examined and relied upon a certificate of the Secretary of State of the State of Delaware to the effect that the Corporation is duly incorporated and existing under the laws of the State of Delaware and is in good standing and duly authorized to transact business in the State of Delaware.

          We have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as we have deemed necessary to render the opinion expressed herein. With respect to the documents we have reviewed, we have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Corporation and others.
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          In rendering this opinion, we have assumed, with your consent, that the Corporation was duly organized under the Delaware General Corporation Law.

           Based upon the foregoing, we are of the opinion that when sold, issued and paid for as contemplated in the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

           This letter expresses our opinion with respect to the Delaware General Corporation Law governing matters such as due organization and the authorization and issuance of stock. It does not extend to the securities or "blue sky" laws of Delaware or Maryland, to federal securities laws or to other laws.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

                    Very truly yours,

                    /s/ VENABLE, BAETJER AND HOWARD, LLP
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